[Kirkpatrick & Lockhart Preston Gates Ellis LLP Letterhead]




________, 2007

John Hancock U.S. Government Cash Reserve
a series of John Hancock Current Interest
601 Congress Street
Boston, MA  02210

John Hancock Money Market Fund
a series of John Hancock Current Interest
601 Congress Street
Boston, MA  02210


     Re: Reorganization to Combine Series of a Massachusetts Business Trust
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Ladies and Gentleman:

     John Hancock Current Interest, a Massachusetts business trust ("Trust"), on behalf of John Hancock U.S. Government Cash Reserve ("Acquired Fund") and John Hancock Money Market Fund ("Acquiring Fund"), each a segregated portfolio of assets ("series") thereof (each sometimes referred to herein as a "Fund"), has requested our opinion as to certain federal income tax consequences of Acquiring Fund's proposed acquisition of Acquired Fund. That acquisition is to occur pursuant to an Agreement and Plan of Reorganization between them dated as of , 2007 ("Agreement")(1), which John Hancock Advisers, LLC ("Advisor") has joined for limited purposes. Specifically, each Fund has requested our opinion that the consummation of the transactions set forth in the Agreement (such transactions collectively referred to herein as the "Reorganization"), will qualify as a "reorganization" (as defined in section 368(a)).(2)

     In rendering this opinion, we have examined (1) the Agreement, (2) the Proxy Statement/Prospectus dated , 2007, regarding the Reorganization ("Proxy Statement") that was furnished in connection with the solicitation, by the members of JHT Trust's Board of Trustees ("Board"), of proxies for use at a special meeting of Acquired Fund's shareholders that was held on , 2007, and (3)

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(1) Each of Acquired Fund and Acquiring Fund is sometimes  referred to herein as a "Fund," and each of JHT Trust and JHF Trust is sometimes referred to herein as an "Investment Company."

(2) All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. ss." references are to the regulations under the Code ("Regulations").

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John Hancock U.S. Government Cash Reserve
John Hancock Money Market Fund
______, 2007
Page 2


other documents we have deemed necessary or appropriate for the purposes hereof (collectively, "Documents"). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Agreement and on the statements and representations of officers and other representatives of the Acquiring Fund and the Acquired Fund (collectively, "Representations"). We have assumed that any Representation made "to the knowledge and belief" (or similar qualification) of any person or party is, and at the Closing Date (as defined in the Agreement) will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.


                                     OPINION
                                     -------

     Based based upon and subject to the foregoing, and conditioned on the Representations' being true and complete at the Closing Date and the Reorganization's being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion is as follows:

          (1) Acquiring Fund's acquisition of the Acquired Fund Investments (as defined in the Agreement) in exchange solely for Acquiring Fund shares and Acquiring Fund's assumption of the Acquired Fund's liabilities, followed by Acquired Fund's distribution of those shares pro rata to the Acquired Fund's shareholders actually or constructively in exchange for their Acquired Fund shares, will qualify as a "reorganization" (as defined in section 368(a)(1)(C)), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b));

          (2) Acquired Fund will recognize no gain or loss on the transfer of the Acquired Fund Investments to Acquiring Fund in exchange solely for Acquiring Fund shares and Acquiring Fund's assumption of the Acquired Fund's liabilities(3) or on the subsequent distribution of those shares to the Acquired Fund's shareholders in exchange for their Acquired Fund shares;

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John Hancock U.S. Government Cash Reserve
John Hancock Money Market Fund
______, 2007
Page 3

          (3) Acquiring Fund will recognize no gain or loss on its receipt of the Acquired Fund Investments in exchange solely for Acquiring Fund shares and its assumption of the Acquired Fund's liabilities;

          (4) Acquiring Fund's basis in each Acquired Fund Investment will be the same as Acquired Fund's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for each Acquired Fund Investment will include Acquired Fund's holding period therefor (except where Acquiring Fund's investment activities have the effect of reducing or eliminating an Asset's holding period);

          (5) An Acquired Fund shareholder will recognize no gain or loss on the exchange of all its Acquired Fund shares solely for Acquiring Fund shares pursuant to the Reorganization; and

          (6) An Acquired Fund shareholder's aggregate basis in the Acquiring Fund shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund shares it actually or constructively surrenders in exchange for those Acquiring Fund shares, and its holding period for those Acquiring Fund shares will include its holding period for those Acquired Fund shares, provided such shareholder holds them as capital assets at the Closing Date.

     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or

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(3) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on
the  termination  or  transfer   thereof)  under  a  mark-to-market   system  of
accounting.

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John Hancock U.S. Government Cash Reserve
John Hancock Money Market Fund
______, 2007
Page 4

modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

     Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,